Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-141579) of Time Warner Cable Inc.,

(2)	Registration Statement (Form S-8 No. 333-160990) of Time Warner Cable Inc.,

(3)	Registration Statement (Form S-8 No. 333-160992) of Time Warner Cable Inc.,

(4)	Registration Statement (Form S-8 No. 333-175272) of Time Warner Cable Inc., and

(5)	Registration Statement (Form S-3 No. 333-173760) of Time Warner Cable Inc.

of our reports dated February 17, 2012, with respect to the consolidated financial statements of Time Warner Cable Inc. and the effectiveness of internal control over financial reporting of Time Warner Cable Inc. included in this Annual Report (Form 10-K) of Time Warner Cable Inc. for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

New York, New York

February 17, 2012